Exhibit 2.1

                                                                  Conformed Copy

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         THE HAIN CELESTIAL GROUP, INC.,

                          HAIN ACQUISITION CORPORATION

                                       and

                         TENDERCARE INTERNATIONAL, INC.

                                   dated as of

                                 October 24,2007

ARTICLE I MERGER.............................................................. 1

     Section 1.1     Formation of Parent Subsidiary........................... 1
     Section 1.2     The Merger............................................... 1
     Section 1.3     Closing.................................................. 2
     Section 1.4     Filing................................................... 2
     Section 1.5     Effective Time of the Merger............................. 2

ARTICLE II ARTICLES OF INCORPORATION; BY-LAWS; DIRECTORS
           AND OFFICERS....................................................... 2

     Section 2.1     Articles of Incorporation................................ 2
     Section 2.2     By-Laws.................................................. 2
     Section 2.3     Directors and Officers of the Surviving Corporation...... 2

ARTICLE III EFFECT OF THE MERGER; CONVERSION OF SHARES........................ 2

     Section 3.1     Effect on Capital Stock.................................. 2
     Section 3.2     Exchange of Certificates................................. 4

ARTICLE IV CERTAIN EFFECTS OF THE MERGER...................................... 5

     Section 4.1     Effect of the Merger..................................... 5

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................... 6

     Section 5.1     Organization and Qualification........................... 6
     Section 5.2     No Subsidiaries.......................................... 6
     Section 5.3     Capitalization; Options.................................. 6
     Section 5.4     Authority Relative to This Agreement..................... 6
     Section 5.5     No Violations, etc....................................... 7
     Section 5.6     Opinion of Financial Advisor............................. 8
     Section 5.7     Board Recommendation..................................... 8
     Section 5.8     Finders or Brokers....................................... 8
     Section 5.9     Commission Filings; Financial Statements................. 8
     Section 5.10    Absence of Undisclosed Liabilities....................... 9
     Section 5.11    Absence of Changes or Events............................. 9
     Section 5.12    Litigation.............................................. 10
     Section 5.13    Contracts............................................... 11
     Section 5.14    Real Property........................................... 13
     Section 5.15    Tangible Assets......................................... 13
     Section 5.16    Labor Matters........................................... 13
     Section 5.17    Compliance with Law..................................... 13
     Section 5.18    Permits, Licenses and Franchises........................ 14
     Section 5.19    Intellectual Property................................... 14
     Section 5.20    Taxes................................................... 15
     Section 5.21    Employee Benefit Plans; ERISA........................... 16
     section 5.22    Environmental Matters................................... 18
     Section 5.23    Bank Accounts; Indebtedness............................. 19

     Section 5.24    Customers and Suppliers................................. 19
     Section 5.25    Accounts Receivable..................................... 19
     Section 5.26    Inventory............................................... 20
     Section 5.27    Product Warranty........................................ 20
     Section 5.28    Relationships with Related Persons...................... 20
     Section 5.29    Books and Records....................................... 21
     Section 5.30    Product Recalls......................................... 21
     Section 5.31    Insurance............................................... 21
     Section 5.32    Certain Business Practices.............................. 21
     Section 5.33    Full Disclosure......................................... 21

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT.......................... 22

     Section 6.1     Organization and Qualification.......................... 22
     Section 6.2     Authority Relative to This Agreement.................... 22
     Section 6.3     No Violations, etc...................................... 22

ARTICLE VII CONDUCT OF BUSINESS PENDING THE MERGER........................... 23

     Section 7.1     Conduct of Business of the Company Pending the Merger... 23
     Section 7.2     Conduct of Business of Parent Pending the Merger........ 25

ARTICLE VIII COVENANTS, AGREEMENTS AND INDEMNIFICATION....................... 25

     Section 8.1     Preparation of the Proxy Statement;
                       Shareholder Meeting .................................. 25
     Section 8.2     SEC Reports; Letters and Consents of the Company's
                     Accountants............................................. 26
     Section 8.3     Additional Agreements; Cooperation...................... 27
     Section 8.4     Publicity............................................... 28
     Section 8.5     No Solicitation......................................... 28
     Section 8.6     Access to Information................................... 30
     Section 8.7     Notification of Certain Matters......................... 30
     Section 8.8     Co-Packer Negotiations.................................. 30
     Section 8.9     Fees and Expenses....................................... 30
     Section 8.10    [Reserved].............................................. 31
     Section 8.11    Shareholder Litigation.................................. 31
     Section 8.12    Company Employees....................................... 31
     Section 8.13    Claims Against the Promissory Notes..................... 31

ARTICLE IX CONDITIONS TO CLOSING............................................. 32

     Section 9.1     Conditions to Each Party's Obligation to Effect
                       the Merger............................................ 32
     Section 9.2     Conditions to Obligations of Parent..................... 32
     Section 9.3     Conditions to Obligations of the Company................ 33

ARTICLE X TERMINATION........................................................ 34

     Section 10.1    Termination by Mutual Consent........................... 34
     Section 10.2    Termination by Either Parent or the Company............. 34
     Section 10.3    Termination by Parent................................... 34
     Section 10.4    Termination by the Company.............................. 35
     Section 10.5    Effect of Termination................................... 36


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

     Section 10.6    Payments Following Termination ......................... 36

ARTICLE XI MISCELLANEOUS..................................................... 36

     Section 11.1    Nonsurvival of Representations and Warranties........... 36
     Section 11.2    Waiver.................................................. 37
     Section 11.3    Notices................................................. 37
     Section 11.4    Counterparts............................................ 38
     Section 11.5    Interpretation.......................................... 38
     Section 11.6    Amendment............................................... 42
     Section 11.7    No Third Party Beneficiaries............................ 43
     Section 11.8    Governing Law; Consent to Jurisdiction.................. 43
     Section 11.9    Enforcement............................................. 43
     Section 11.10   Entire Agreement........................................ 43
     Section 11.11   No Recourse Against Others.............................. 43
     Section 11.12   Validity................................................ 44

EXHIBIT A -- Form of Amended and Restated Articles of Incorporation EXHIBIT B -- Form of Company Officer and Director Waiver
EXHIBIT C -- Form of Asset Purchase Agreement for Rapid Shine Business EXHIBIT D -- Form of Promissory Note

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of October 24, 2007, by and among The Hain Celestial Group, Inc., a Delaware corporation ("Parent"), Hain Acquisition Corporation, a Colorado corporation and a wholly owned direct subsidiary of Parent ("Parent Subsidiary") and TenderCare International, Inc., a Colorado corporation (the "Company"). Certain terms used herein are defined in
Section 11.5 below.

                                   WITNESSETH:

      WHEREAS, the Boards of Directors of each of Parent and the Company have approved the merger (the "Merger") of Parent Subsidiary with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the Colorado Business Corporation Act ("CBCA");

      WHEREAS, in furtherance thereof it is proposed that each outstanding share of common stock, without par value, of the Company (the "Company Shares") will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement;

      WHEREAS, as inducements to the Company and Parent entering into this Agreement and incurring the obligations set forth herein, and contemporaneously with the execution and delivery of this Agreement, Edward Reiss, Brenda Schenk and Craig Silverman (collectively, the "Named Shareholders") have agreed to enter into a voting agreement pursuant to which, among other things, the Named Shareholders will vote certain of their Company Shares in favor of this Agreement and the Merger and will agree to restrictions on transfer of their Company Shares;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                     MERGER

      Section 1.1 Formation of Parent Subsidiary. Parent has caused Parent Subsidiary to be formed as a corporation under the CBCA. Parent Subsidiary was formed solely to facilitate the Merger and the transactions contemplated thereby and will conduct no business or activity, and have no assets or liabilities, other than in connection with the Merger.

      Section 1.2 The Merger. At the Effective Time, Parent Subsidiary shall be merged with and into the Company as provided herein. Thereupon, the existence of the Company, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and the corporate identity and existence, with all the purposes, powers and objects, of Parent Subsidiary shall be merged with and into the Company and the Company as the corporation surviving the Merger (hereinafter sometimes referred to as the "Surviving Corporation") shall continue its existence under the laws of the State of Colorado.

      Section 1.3 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on the second business day after satisfaction or waiver of all the conditions set forth in Article IX (other than those conditions which by their nature are to be fulfilled at the Closing), unless another time or date is agreed to in writing by the parties hereto (the "Closing Date"). The Closing will be held at the offices of DLA Piper US LLP, 1251 Avenue of the Americas, New York, NY, unless another place is agreed to in writing by the parties hereto.

      Section 1.4 Filing. Subject to the provisions of this Agreement, on the Closing Date, the parties hereto will cause to be filed with the office of the Secretary of State of the State of Colorado, articles of merger (the "Articles of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of the CBCA.

      Section 1.5 Effective Time of the Merger. The Merger shall be effective at the time of the filing of the Articles of Merger, or at such later time specified in such Articles of Merger, which time is herein sometimes referred to as the "Effective Time" and the date thereof is herein sometimes referred to as the "Effective Date."

                                   ARTICLE II
           ARTICLES OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS

      Section 2.1 Articles of Incorporation. The Articles of Incorporation of the Company shall be amended and restated, effective at the Effective Time, in the form set forth in Exhibit A hereto. The Articles of Incorporation of the Company, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation.

      Section 2.2 By-Laws. At the Effective Time, the By-Laws of Parent Subsidiary shall be the By-Laws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with law, the Articles of Incorporation of the Surviving Corporation or said By-Laws.

      Section 2.3 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Parent Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of Parent Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE III
                   EFFECT OF THE MERGER; CONVERSION OF SHARES

      Section 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holders of Company Shares or any shares of capital stock of Parent Subsidiary:

      (a) Parent Subsidiary Shares. Each share of capital stock of Parent Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, folly paid and nonassessable share of common stock of the Surviving Corporation.

            (b) Conversion of Company Shares. Each issued and outstanding Company Share (other than Dissenting Shares) (collectively, the "Exchanging Company Shares") shall be converted into the right to receive the Merger Consideration. The "Merger Consideration" shall mean an amount in cash equal to
(i) $0.45 minus (ii) the quotient of: (x) any Excess Company Expenses divided by
(y) the aggregate number of Exchanging Company Shares.

      Each Company Share that is owned by the Company or by any subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be delivered in exchange therefor.

      As of the Effective Time, all such Exchanging Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Exchanging Company Shares shall cease to have any rights with respect thereto, except the right to receive, without interest, the Merger Consideration upon surrender of such certificate in accordance with Section 3.2.

            (c) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Company Shares held by a person entitled to vote on the Merger who has neither voted in favor of the Merger nor consented in writing thereto (each, a "Dissenting Shareholder") and who otherwise complies with all the applicable provisions of the CBCA concerning the rights of holders of Company Shares to dissent from the Merger and require purchase by the Company of their Company Shares (the "Dissenting Shares") shall not be canceled as described in Section 3.1(b) but shall become the right to receive such payment as may be determined to be due to such Dissenting Shareholder pursuant to the CBCA. If, after the Effective Time, such Dissenting Shareholder withdraws his, her or its demand or intends to demand for purchase of the Dissenting Shares (with the Company's consent) or fails to perfect or otherwise loses his, her or its status as a Dissenting Shareholder, in any case pursuant to the CBCA, each of his, her or its Company Shares shall be deemed to be canceled as of the Effective Time and converted into the right to receive the Merger Consideration, in the manner contemplated by Section 3.1(b) without interest thereon. The Company shall give Parent (i) prompt notice of any written demand for purchase of the Dissenting Shares received by the Company pursuant to the applicable provisions of the CBCA and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make an offer of any payment or make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any shareholder, court or appraiser with respect to such demands shall be submitted to Parent sufficiently in advance for Parent to review such communication and shall not be presented to any shareholder, court or appraiser without Parent's written consent.

            (d) Anti-Dilution. The Merger Consideration shall be adjusted to reflect folly the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), extraordinary dividend, reorganization, recapitalization or any other like change with respect to Company Shares with an effective date or record date, as the case may be, occurring after the date hereof and prior to the Effective Time. References to the Merger Consideration elsewhere in this Agreement shall be deemed to refer to the Merger Consideration as it may have been adjusted pursuant to this Section 3.1(d).

            (e) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Merger Consideration.

      Section 3.2 Exchange of Certificates.

            (a) Exchange Agent. No later than the Effective Time, Parent shall deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company or such other bank or trust company of comparable standing designated by Parent (the "Exchange Agent' '), for the benefit of the holders of Company Shares, an amount in cash equal to the product of the Merger Consideration multiplied by the number of Exchanging Company Shares (such deposited amount, the "Exchange Fund'(9)).

            (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor an amount in cash for each Exchanging Company Share represented by such Certificate equal to the Merger Consideration, less any required withholding of Taxes, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, the applicable Merger Consideration, may be issued and paid to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the Company Shares formerly represented thereby.

            (d) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Certificates for any cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

            (e) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

            (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Parent, the posting by such person of a bond, in such reasonable amount as the Exchange Agent or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration.

            (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares for three months after the Effective Time shall be delivered to Parent (who shall thereafter act as Exchange Agent), upon demand, and any holders of Company Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for the applicable Merger Consideration to which they are entitled.

                                   ARTICLE IV
                          CERTAIN EFFECTS OF THE MERGER

            Section 4.1 Effect of the Merger. The effects and consequences of the Merger shall be as set forth in the CBCA. Without limiting the generality of the foregoing, on and after the Effective Time and pursuant to the CBCA, the Surviving Corporation shall possess all the rights, privileges, immunities, powers, and purposes of each of Parent Subsidiary and the Company; all the property, real and personal, including subscriptions to shares, causes of action and every other asset (including books and records) of Parent Subsidiary and the Company shall vest in the Surviving Corporation without further act or deed; and the Surviving Corporation shall assume and be liable for all the liabilities, obligations and penalties of Parent Subsidiary and the Company. No liability or obligation due or to become due and no claim or demand for any cause existing against either Parent Subsidiary or the Company, or any shareholder, member, officer or director thereof, shall be released or impaired by the Merger, and no action or proceeding, whether civil or criminal, then pending by or against Parent Subsidiary or the Company, or any shareholder, member, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, and the Surviving Corporation may be substituted in any such action or proceeding in place of Parent Subsidiary or the Company.

                                    ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Company Disclosure Letter (in the section or subsections thereof corresponding to the section or subsection of this Agreement and with respect to any other representation and warranty to the extent that it is reasonably apparent from the face of any such disclosure in the Company Disclosure Letter that such disclosure should qualify such other representation and warranty) delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company, Edward Reiss and Brenda Schenk jointly and severally represent and warrant to Parent as follows:

      Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary. Section 5.1 of the Company Disclosure Letter sets forth each of the jurisdictions in which the Company is incorporated or qualified or otherwise licensed as a foreign corporation to do business. The Company is not currently in violation of any of the provisions of its articles of incorporation or by-laws. The Company has delivered to Parent accurate and complete copies of the articles of incorporation and by-laws, as currently in effect, of the Company, and has made available to Parent accurate and complete copies of its minute books.

      Section 5.2 No Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any person.

      Section 5.3 Capitalization; Options. The authorized capital stock of the Company consists of 10,000,000 Company Shares, par value $0.01 per share. As of the date hereof, 7,454,582 Company Shares are issued and outstanding and no shares of preferred stock or other capital stock are authorized, issued or outstanding. All of such issued and outstanding Company Shares are validly issued, fully paid and nonassessable and were issued free of preemptive rights. There are no outstanding options, warrants or other rights, whether or not exercisable, to acquire any shares of Company capital stock or any other equitable interest in the Company. The Company is not a party to any agreement or understanding, oral or written, which (a) grants a right of first refusal or other such similar right upon the sale of Company Shares or (b) restricts or affects the voting rights of Company Shares. There is no shareholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. There is no liability for dividends declared or accumulated but unpaid with respect to any Company capital stock including, without limitation, with respect to the Company Shares.

      Section 5.4 Authority Relative to This Agreement. The Company has corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions expressly contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions expressly contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or other transactions expressly contemplated hereby (other than as contemplated by this Agreement and the approval of the principal terms of the Merger by the affirmative vote of a majority of the outstanding Company Shares entitled to vote pursuant to the CBCA (the "Requisite Company Vote(99))). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

      Section 5.5 No Violations, etc.

            (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by
Section 5.5(b) hereof, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger or other transactions expressly contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws, (y) any note, bond, mortgage, indenture or deed of trust to which it is a party or to which it or any of its properties or assets may be subject, or (z) any license, Contract or other instrument or obligation to which the Company is a party or to which it or any of its properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, except, in the case of clause (i)(z) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state, local or foreign regulatory authority or agency) is required by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby, except (i) the filing of the Articles of Merger, (ii) the approval of the Company's shareholders pursuant to the CBCA,
(iii) filings with the Securities and Exchange Commission (the "SEC") and (iv) the government filings and third party consents identified in Section 5.5(b) of the Company Disclosure Letter.

            (c) The Company is not in violation of or default under (x) its articles of incorporation or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which the Company is a party or to which it or any of its properties or assets may be subject, except, in the case of clauses (y) and (z) above, for such violations or defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      Section 5.6 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion (the "Company Fairness Opinion") of Appraisal Excellence, Ltd., dated September 13, 2007, to the effect that, as of such date,
(i) the Merger Consideration is fair from a financial point of view to the holders of Company Shares and (ii) the sale of the Rapid Shine business under the Rapid Shine APA is fair from a financial point of view to the holders of Company Shares.

      Section 5.7 Board Recommendation. The Board of Directors of the Company has, by unanimous vote at a meeting of such board duly held on October 24, 2007, approved and adopted this Agreement and the Merger, determined that the Merger is fair to the shareholders of the Company and recommended that the shareholders of the Company approve this Agreement and the Merger.

      Section 5.8 Finders or Brokers. None of the Company, the Board of Directors of the Company or any member of the Board of Directors of the Company has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger.

      Section 5.9 Commission Filings; Financial Statements. (a) The Company has filed all required forms, reports and documents with the SEC since December 31, 2003, including, if applicable, in the form filed with the SEC, together with any amendments thereto, (i) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 (the "Company 10-K"), (ii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 2005 (the "Company Current Proxies"), (iii) its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 (the "Company June 2007 10-Q" and, together with the Company 10-K and the Company Current Proxies, the "Company Current SEC Reports") and (iv) all other reports or registration statements filed by the Company with the SEC since December 31, 2003 (collectively, the "Company SEC Reports") with the SEC, all of which complied when filed in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). At the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has provided to Parent copies of all correspondence sent to or received from the SEC by the Company since December 31, 2003 (other than routine cover letters).

            (b) The audited financial statements and unaudited quarterly interim financial statements of the Company included or incorporated by reference in the Company SEC Reports were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except as otherwise permitted by the applicable provisions of Regulation S-X under the Securities
Act) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company as at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim quarterly financial statements, contain all adjustments that are necessary in order to make the financial statements not misleading).

            (c) The Company has provided to Parent true and complete copies of the unaudited balance sheet of the Company at August 31, 2007 (the "Interim Balance Sheet") and the unaudited statements of income and cash flow of the Company for the period from June 30, 2007 through August 31, 2007 (collectively, the "Interim Financials"). The Interim Financials fairly present, in all material respects, the financial position of the Company at August 31, 2007 and the results of operations and cash flow of the Company for the period then ended, and have been prepared in accordance with GAAP applied on a consistent basis, except that such financial statements do not include all footnote disclosures that might otherwise be required to be included by GAAP. The Interim Balance Sheet reflects all liabilities of the Company, whether absolute, accrued or contingent, as of the date thereof of the type required to be reflected or disclosed on a balance sheet prepared in accordance with GAAP (applied in a manner consistent with the notes of the financial statements included in the Company 10-K), except that the Interim Balance Sheet does not include any footnote disclosures that might otherwise be required to be included by GAAP.

      Section 5.10 Absence of Undisclosed Liabilities. Except as disclosed in the Company Current SEC Reports, the Company has no liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on the Company's balance sheet included in the Company June 2007 10-Q and any notes thereto, and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2007 that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      Section 5.11 Absence of Changes or Events. Since December 31, 2006:

            (a) there has not been any change in the business, condition, assets, liabilities, operations or financial performance of the Company, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have a Company Material Adverse Effect;

            (b) there has not been any direct or indirect redemption, purchase or other acquisition of any shares of capital stock, options, warrants, or other rights to acquire shares of capital stock, of the Company, or any declaration, setting aside or payment of any dividend or other distribution by the Company in respect of its capital stock;

            (c) except in the ordinary course of its business consistent with past practice, the Company has not incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, or made any loans or advances to any other individual, firm or corporation;

            (d) the Company has not sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security, (ii) and option, warrant or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

            (e) the Company has not received any Takeover Proposal;

            (f) there has not been any change in the financial or the accounting methods, principles or practices of the Company, except as may be required by GAAP;

            (g) the Company has not made any material Tax election;

            (h) there has not been any revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing-off or establishing any extraordinary reserve with respect to any notes or accounts receivables;

            (i) there has not been any damage, destruction or loss, whether covered by insurance or not, except for such damages, destruction or loss as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

            (j) the Company has not entered into any agreement or transaction with any director, officer or holder of more than 5% of Company Shares or any family member or affiliate of any of the foregoing;

            (k) the Company has not offered any trade or consumer promotions other than in the ordinary course of business consistent with past practice, or offered any consumer promotions extending beyond December 31, 2007;

            (1) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company between December 31, 2006, and the date of this Agreement, exceeds $15,000 in the aggregate; and

            (m) there has not been any agreement by the Company to (i) do any of the things described in the preceding clauses (a) through (h) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article V untrue or incorrect.

      Section 5.12 Litigation. There is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Company, threatened against or relating to the Company before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company or any of its assets was or is a party, except in the case of (i) and (ii), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 5.12 of the Company Disclosure Letter contains a description of each of the matters as of the date of this Agreement described in clauses (i) and (ii) of the preceding sentence (without giving effect to the Company Material Adverse Effect qualifier).

      Section 5.13 Contracts.

            (a) Section 5.13(a) of the Company Disclosure Letter contains a list of each contract, agreement, license, note, bond, mortgage, indenture, commitment, lease or other instrument or obligation ("Contracts") to which the Company is a party or by which the Company or any of its properties or assets are bound as of the date of this Agreement described in the following clauses:

                  (i) any lease of personal property providing for annual rentals of $25,000 or more and any lease of real property;

                  (ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without penalty on 60 days notice by the Company or that provides for or is reasonably likely to require either (A) annual payments to or from the Company of $25,000 or more or (B) aggregate payments to or from the Company of $ 100,000 or more;

                  (iii) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

                  (iv) any Contract under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset with a fair market value of $25,000 or more is mortgaged, pledged or otherwise subject to a Lien (other than statutory growers' liens which are incurred in the ordinary course of business, which are not in dispute and for which payment is not more than 30 days past due), or any Contract restricting the incurrence of Indebtedness or restricting the payment of dividends or the transfer of any Property (except, with respect to the transfer of Properties, restrictions contained in the Lease Documents);

                  (v) any Contract required to be filed as an exhibit to the Company's Annual Report on Form 10-K;

                  (vi) any Contract that purports to limit in any material respect the right of the Company (A) to engage in any business or line of business (including the scope thereof and any geographic limitations on the Company's activities), or (B) to compete with any person or operate in any location;

                  (vii) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property;

                  (viii) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clauses

      (ii) and (vii) of this Section 5.13(a)) or capital stock or other equity interests of another person for aggregate consideration in excess of $25,000;

                  (ix) any advertising or other promotional Contract providing for payment by the Company of $25,000 or more;

                  (x) any Contract pursuant to which the Company obtains or grants any rights under (including payment rights), or which by their terms restrict the right to use or practice, any Intellectual Property;

                  (xi) any Contract that contains (i) either (A) any exclusivity obligation to purchase supplies/services from a single source or (B) any minimum purchase threshold guarantee or requirement in excess of $50,000 and (ii) a term in excess of one year and which cannot be terminated without cause or penalty within 60 days;

                  (xii) any Contract where payments by the Company are based on units sold, sales, profits or any other item of income;

                  (xiii) any Contract with any past or present officer, director or employee or, to the best knowledge of the Company, any entity affiliated with any past or present officer, director or employee. Section 5.13(a)(xiii) of the Company Disclosure Letter also identifies (a) any such agreement containing an agreement with respect to any change of control, severance or termination benefit or any obligation on the part of the Company that could be triggered by the Merger and (b) the amount payable under any such agreements as a result of this Agreement and the transactions expressly contemplated hereby; or

                  (xiv) any Contract (other than Contracts referenced in clauses
      (i) through (xiii) of this Section 5.13(a)) which by its terms calls for payments by the Company in excess of $50,000 (the Contracts described in clauses (i) through (xiv) and those required to be identified in Section
      5.13 of the Company Disclosure Letter, in each case together with all exhibits and schedules thereto being, the "Material Contracts").

      (b) (i) The Company is not and, to the best knowledge of the Company, no other party is, in breach or violation of, or default under, any Material Contract, (ii) the Company has not received any claim of default under any such agreement and (iii) to the best knowledge of the Company, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both), except in the case of (i), (ii) or (iii), for such breaches, violations or defaults as do not constitute a material breach, violation or default under any such agreement.

      (c) Each Contract listed in the Company Disclosure Letter is valid, binding and enforceable in accordance with its terms and is in full force and effect, as against the Company, and, to the best knowledge of the Company, as against the other party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles. The Company has made available to Parent true and complete copies of all Contract listed in the Company Disclosure Letter, including any amendments, waivers or modifications thereto.

      Section 5.14 Real Property.

            (a) The Company does not own any real property.

            (b) Section 5.14(b) of the Company Disclosure Letter lists each parcel of real property currently leased or subleased by the Company (such real property, together with all plants, buildings, and improvements thereon and all rights, title, privileges and appurtenances pertaining thereto, collectively, the "Properties" or individually, a "Property"), the date of the lease and each material amendment thereto (collectively, the "Lease Documents"). The Company owns a valid leasehold interest in the Properties, free and clear of all Liens other than Permitted Liens. True, correct and complete copies of all Lease Documents have been made available to Parent. Each of the Lease Documents is valid, binding and in full force and effect as against the Company and, to the best knowledge of the Company, as against the other party thereto, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditor's rights generally or by general equitable or fiduciary principles.

            (c) The Company has not and, to the best knowledge of the Company, the other parties thereto have not, defaulted under the Lease Documents, and there are no facts that would now or with the giving of notice or the passage of time or both be a default under any term, covenant or condition of the Lease Documents which default is, individually or in the aggregate, reasonably expected to have a material adverse effect on the value or use by the Company of any Property.

      Section 5.15 Tangible Assets. The Company owns, and has good title to, or leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted, in each case free and clear of all Liens. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

      Section 5.16 Labor Matters. The Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Company is not engaged in any unfair labor practice which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no labor strike, material slowdown or material stoppage pending (or, to the best knowledge of the Company, any labor strike or stoppage threatened) against or affecting the Company. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company who are not currently organized. No employee of the Company is represented by a labor union or similar organization and, to the best knowledge of the Company, there exist no ongoing discussions between the employees of the Company and any labor union or similar organization relating to the representation of such employees by such labor union or similar organization.

      Section 5.17 Compliance with Law. The Company has been and is in compliance with all statutes, laws, ordinances, regulations, rules and orders of any foreign, federal, state or local government or any other governmental department or agency (including, without limitation, any required by the Food and Drug Administration (the "FDA") or the Federal Trade Commission (the "FTC"), the Nutrition Labeling and Education Act of 1990, the Public Health Security and Bioterrorism Preparedness and Responsiveness Act of 2002, the Dietary Supplement Health and Education Act of 1994 and the Sarbanes-Oxley Act of 2002, including all rules and regulations of the SEC promulgated pursuant thereto), or any judgment, decree or order of any court, applicable to its business or operations.

      Section 5.18 Permits, Licenses and Franchises. Section 5.18 of the Company Disclosure Letter sets forth as of the date of this Agreement all of the Company's permits, licenses and franchises which are all permits, licenses and franchises from governmental agencies required to conduct its business as now being conducted. The Company has been and is in material compliance with all such permits, licenses and franchises and all such permits, licenses and franchises are in full force and effect.

      Section 5.19 Intellectual Property.

            (a) Section 5.19(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the trademarks (whether or not registered), trademark registrations and applications therefor, patents and patent applications, copyrights and copyright applications, service marks, service mark registrations and applications, and trade and product names used by the Company.

            (b) Except as set forth in Section 5.19(b) of the Company Disclosure Letter, (i) the Company has or owns, directly or indirectly, all right, title and interest in and to the Intellectual Property used by the Company or has the perpetual right to use such Intellectual Property without consideration; (ii) none of the rights of the Company in or use of such Intellectual Property has been or is currently being or, to the best knowledge of the Company, is threatened to be infringed or challenged; (iii) all of the patents, trademark registrations, service mark registrations, trade name registrations and copyright registrations included in such Intellectual Property have been duly issued and have not been canceled, abandoned or otherwise terminated; (iv) all of the patent applications, trademark applications, service mark applications, trade name applications and copyright applications included in such Intellectual Property have been duly filed; and (v) the Company owns or has adequate licenses or other rights to use all Intellectual Property, know-how and technical information required for its operation.

            (c) All know-how, trade secrets, confidential information, customer lists, software, technical information, data, formulas, product specifications, process technology, plans, drawings, and blue prints are collectively referred to in this Agreement as "Trade Secrets." Except as set forth in Section 5.19(c) of the Company Disclosure Letter,

                  (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                  (ii) The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                  (iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' knowledge, have not been used, divulged, or appropriated either for the benefit of any person (other than the Company) or to the detriment of the Company. To the knowledge of the Sellers and the Company, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

      Section 5.20 Taxes, (i) The Company has prepared and timely filed or will timely file with the appropriate Taxing Authority all material Tax Returns required to be filed through the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company, and each such Tax Return is complete and accurate in all material respects; (ii) the Company has timely paid all Taxes due (whether or not reflected on any Tax Returns) and has provided adequate accruals in its most recent financial statements, in accordance with GAAP, for any Taxes that have not been paid and, other than Taxes incurred in the ordinary course of business, the Company has no liability for unpaid Taxes accruing after the date of the Company's most recent financial statements; (iii) all material claims, asserted deficiencies or assessments resulting from examinations of any Tax Returns filed by the Company have been paid in full or finally settled and no issue previously raised by any taxing authority reasonably could be expected to result in a proposed deficiency or assessment for any prior, parallel or subsequent period (including periods subsequent to the Effective Date); (iv) no audit or examination of the Company is ongoing, pending or, to the best knowledge of the Company, threatened by any Taxing Authority; (v) no extension of the period for assessment or collection of any Tax of the Company is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed; (vi) no liens have been filed with respect to any Taxes of the Company other than in respect of property taxes that are not yet due and payable; (vii) the Company has not made, and is not and will not be required to make, any adjustment (including with respect to any period after the Merger) by reason of a change in its accounting methods for any period (or portion thereof) ending on or before the Effective Time; (viii) the Company has deducted and withheld, and where applicable has made timely payments of all material Taxes required to be deducted and withheld from the wages paid to its employees and from all other amounts paid to independent contractors creditors, shareholders or other third parties, including taxes withheld for amounts remitted to non-resident aliens; (ix) the Company is not a party to any tax sharing, tax matters, tax indemnification or similar agreement; (x) the Company does not own any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code), "passive foreign investment company" (within the meaning of Section 1296 of the Code) or other entity the income of which may be required to be included in the income of the Company whether or not distributed;
(xi) the Company has not made an election under Section 341(f) of the Code;
(xii) no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction's taxing Authority; (xiii) the Company has no liability for the Taxes of any person under United States Treasury Regulation ("Treas. Reg.") ss. 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise; (xiv) the Company has never had any "undistributed personal holding company income" (as defined in Section 545 of the Code); (xv) none of the assets of the Company (a) is "tax-exempt use property" (as defined in Section 168(h)(1) of the Code), (b) may be treated as owned by any other person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect immediately prior to the enactment of the Tax Reform Act of 1986), (c) is property used predominantly outside the United States within the meaning of proposed Treas. Reg. Section 1168-2(g) (5) or (d) is "tax exempt" and financed property within the meaning of Section 168(g)(5) of the Code; (xvi) the Company has not requested a ruling from, or entered into a closing agreement with, the IRS or any other taxing authority; (xvii) the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
Section 6662; (xviii) the Company has not entered into any transfer pricing agreements with any taxing authority; (xix) the Company is not a party to any "reportable transaction" within the meaning of Treas. Reg. Section 1.6011-4 other than solely as a result of a book tax difference; (xx) the Company has previously delivered to Parent true and complete copies of (a) all federal, state, local and foreign income or franchise Tax Returns filed by the Company for the last three taxable years ending prior to the Effective Time (except for those Tax Returns that have not yet been filed) and (b) any audit reports issued within the last three years by the IRS or any other taxing authority; and (xxi) the Company is not a party to any agreement or arrangement that provides for the payment of any amount, or the provision of any other benefit, that could constitute a "parachute payment" within the meaning of Section 280G of the Code.

      For all purposes of this Agreement, "Tax" or "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treas. Reg. ss. 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii).

      For all purposes of this Agreement, "Tax Authority" or "Taxing Authority," means any governmental authority with the power to asses, levy or collect Taxes.

      For all purposes of this Agreement, "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

      Section 5.21 Employee Benefit Plans: ERISA.

            (a) Section 5.21 of the Company Disclosure Letter contains as of the date of this Agreement a correct and complete list identifying each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each other bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, vacation, severance, termination, disability, death benefit, employment, consulting, independent contractor, director, retention, hospitalization, fringe benefit, sick leave, salary continuation, medical, dental, vision, or other employee benefit plan, program or arrangement which is maintained or contributed to or required to be contributed to by the Company or any Company ERISA Affiliate or as to which the Company or any Company ERISA Affiliate has any direct or indirect, actual or contingent liability ("Benefit Plans"). The Company has delivered or made available to Parent true and complete copies of (i) each Benefit Plan (including all amendments since the last restatement), (ii) the annual report (Form 5500-series) filed with respect to each Benefit Plan (if such report was required) for each of the three most recent plan years for which such reports were filed, (iii) the most recent summary plan description (and any summary of material modifications since the most recent summary plan description), if any, for each Benefit Plan, (iv) the most recent determination letter (or, if such plan is a prototype or volume submitter plan document that has been pre-approved by the Internal Revenue Service, an opinion letter) issued to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and (v) each trust agreement or insurance contract with respect to each Benefit Plan.

            (b) No Benefit Plans are subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any person which is (or at the relevant time was) a member of a "controlled group of corporations" with, "under common control" with, or a member of an "affiliated service group" with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code ("Company ERISA Affiliate") has ever maintained or contributed to or been required to contribute to, or had any direct or indirect, actual or contingent liability with respect to any plan subject to Title IV of ERISA.

            (c) (i) The Company and all Benefit Plans are in material compliance with the applicable provisions of ERISA and the Code; (ii) each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law; (iii) with respect to each Benefit Plan, all contributions to, and payments from, such Benefit Plan that are required to have been made under the terms of the Benefit Plan or applicable Law have been timely made, and no such plan has incurred an accumulated funding deficiency, whether or not waived; (iv) with respect to all Benefit Plans, there are no investigations by governmental entities or claims pending or, to the best knowledge of the Company, threatened (other than routine claims for benefits);
(v) there have been no prohibited transactions under the Code or ERISA with respect to any Benefit Plans; (vi) with respect to all Benefit Plans that are welfare plans (as defined in ERISA Section 3(1)), all such plans have complied with the COBRA continuation coverage requirements of Code Section 4980B (to the extent applicable); (vii) there are no lawsuits, actions or proceedings pending or, to the best knowledge of the Company, threatened, against or involving any Benefit Plan, and (viii) with respect to each Benefit Plan, all reports, returns and similar documents required to be filed with any governmental entity or distributed to any Benefit Plan participant, beneficiary or alternate payee have been duly and timely filed or distributed.

            (d) Each Benefit Plan intended to qualify under Section 401 of the Code, is so qualified.

            (e) The Company has no liability with respect to any plans providing benefits on a voluntary basis with respect to employees employed outside the U.S.

            (f) No Benefit Plan provides for medical, life insurance or other welfare benefits following retirement or other termination of employment (other than COBRA coverage and any similar coverage mandated by state law).

            (g) The consummation of the transactions contemplated by this Agreement will not: (i) entitle any individual to severance pay, (ii) increase or accelerate compensation due to any individual or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of
Section 280G(b) of the Code.

      Section 5.22 Environmental Matters.

            (a) The Company has obtained all material Environmental Permits required in connection with its business and operations and has no knowledge that any of them will be revoked prior to their expiration, modified or will not be renewed, and has made all material registrations and given all material notifications that are required under Environmental Laws.

            (b) There is no Environmental Claim pending, or, to the best knowledge of the Company, threatened against the Company under Environmental Laws.

            (c) The Company is in material compliance with and has no liability under, Environmental Laws, including, without limitation, all of its Environmental Permits.

            (d) The Company has not assumed, by contract or otherwise, any liabilities or obligations arising under Environmental Laws.

            (e) There are no past or present actions, activities, conditions, occurrences or events, including, without limitation, the Release or threatened Release of Hazardous Materials, which could reasonably be expected to prevent material compliance by the Company with Environmental Laws, or to result in any material liability of the Company under Environmental Laws.

            (f) No Lien has been recorded under Environmental Laws with respect to any property, facility or other asset currently owned or leased by the Company.

            (g) The Company has not received any notification that Hazardous Materials that it or any of its predecessors in interest used, generated, stored, treated, handled, transported or disposed of have been found at any site at which any person is conducting, plans or is obligated to conduct any investigation, remediation, removal, response or other action pursuant to Environmental Laws.

            (h) There is no friable asbestos or asbestos containing material in, on or at any property, facility or equipment owned, operated or leased by the Company.

            (i) No property now or previously owned, operated or leased by the Company or any of its predecessors in interest, is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") or (ii) listed on the Comprehensive

Environmental Response, Compensation, and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list relating to the Release of Hazardous Materials established under Environmental Laws.

            (j) No underground or above ground storage tank or related piping, or any surface impoundment, lagoon, landfill or other disposal area containing Hazardous Materials is located at, under or on any property currently owned, operated or leased by the Company or, to the best knowledge of the Company, any of its predecessors in interest, nor has any of them been removed from or decommissioned or abandoned at any such property.

            (k) The Company has made available for inspection to Parent copies of any investigations, studies, reports, assessments, evaluations and audits in its possession, custody or control of Hazardous Materials at, in, beneath, emanating from or adjacent to any properties or facilities now or formerly owned, leased, operated or used by it or any of its predecessors in interest, or of compliance by any of them with, or liability of any of them under, Environmental Laws.

      Section 5.23 Bank Accounts; Indebtedness.

            (a) Section 5.23(a) of the Company Disclosure Letter contains a complete and accurate list of the name of each bank in which the Company has an account or safe deposit box, the account number thereof and the names of all persons authorized to draw thereon or to have access thereto.

            (b) Section 5.23(b) of the Company Disclosure Letter contains a complete and accurate list of all indebtedness for borrowed money of the Company showing the aggregate amount by way of principal and interest which was outstanding as of a date not more than seven days prior to the date of this Agreement and, by the terms of agreements governing such indebtedness, is expected to be outstanding on the Closing Date.

            (c) Section 5.23(c) of the Company Disclosure Letter contains a complete and accurate list of all outstanding Indebtedness by the Company that will become due, go into default or give the lenders or other holders of debt instruments the right to require the Company to repay all or a portion of such loans or borrowings, in each case as a result of this Agreement, the Merger or the other transactions expressly contemplated hereby.

      Section 5.24 Customers and Suppliers. Since December 31, 2006, there has been no termination, cancellation or material curtailment of the business relationship of the Company with any material customer or supplier or group of affiliated customers or suppliers of the Company nor, to the best knowledge of the Company, any notice of intent or threat to so terminate, cancel or materially curtail any such business relationship.

      Section 5.25 Accounts Receivable. All accounts receivable of the Company reflect bona fide transactions and have been reduced by sufficient reserves, in accordance with GAAP, for bad debts, returns, allowances, cash discounts and customer promotional allowances reflected in the Company's financial statements.

      Section 5.26 Inventory, (a) All inventory of the Company is valued on the Company's books and records at the lower of cost or market; (b) obsolete items, items whose date code has expired and items of below standard quality have been written off or written down to their net realizable value on the books and records of the Company; and (c) the Company has fully written off on its books and records (i) all inventory of the Company of any type of product or ingredient for which the Company has not had any sales for the past six months,
(ii) all inventory of the Company in excess of the Company's forecasted sales for the next six months for any given product or ingredient, and (iii) all inventory of the Company which the Company, in its ordinary course of business consistent with past practice, would not sell due to the proximity of the expiration of the item's or product's useful life. All such inventory of the Company consisting of raw materials or packaging is usable in the ordinary course of business consistent with past practice, and all such inventory consisting of finished goods of the Company is, and all such inventory consisting of work in process of the Company will upon completion be, of merchantable quality, meeting all contractual and legal requirements, including all requirements of the FDA and the FTC, and is, or in the case of work in process, will be, saleable in the ordinary course of business consistent with past practice.

      Section 5.27 Product Warranty.

            (a) Except as described in Section 5.27(a) of the Company Disclosure Letter, (i) the Company has not agreed to become or otherwise is not responsible for consequential damages (exclusive of responsibilities imposed by law) and has not made any express warranties to third parties with respect to any products created, manufactured, sold, distributed or licensed, or any services rendered, by the Company; (ii) there are no warranties (express or implied) outstanding with respect to any such product or products or services; (iii) there are no design, manufacturing or other defects, latent or otherwise, with respect to any such products; and (iv) such products are nontoxic.

            (b) The Company has not modified or expanded its warranty obligation to any customer beyond that set forth in the exceptions described above or in
Section 5.27(b) of the Company Disclosure Letter.

            (c) Except as set forth in Section 5.27(c)(i) of the Company Disclosure Letter, no products have been sold or distributed by the Company under an understanding that such products would be returnable other than in accordance with the Company's written standard returns policy, a copy of which is provided in Section 5.27(c)(ii) of the Company Disclosure Letter.

      Section 5.28 Relationships with Related Persons.

            (a) No officer or director of the Company has, or in the past year has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business.

            (b) No officer or director of the Company is, or in the past year has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.

            (c) Except as set forth in Section 5.28(c) of the Company Disclosure Letter, no officer or director of the Company is a party to any Contract with, or has any claim or right against, the Company.

      Section 5.29 Books and Records.

            (a) The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

            (b) The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such shareholders, Board of Director, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

      Section 5.30 Product Recalls. Since December 31, 2003, there have not been any recalls, whether voluntary, required by any governmental authority or agency or otherwise, of products manufactured, distributed or sold by the Company.

      Section 5.31 Insurance. Section 5.31 of the Company Disclosure Letter sets forth as of the date of this Agreement in detail a listing of the type of insurance coverage, deductibles, coverages and other material terms of the insurance carried by the Company, which are in such amounts and covering such risks as is reasonable and customary for businesses of the type conducted by the Company.

      Section 5.32 Certain Business Practices. The Company has not, nor has any director, officer, agent or employee of the Company (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

      Section 5.33 Full Disclosure. As of the date hereof and as of the Closing Date, as the case may be, all statements contained in any schedule, exhibit, certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement are, or, in respect of any such instrument to be delivered on or prior to the Closing Date, as of its date and as of the Closing Date will be, accurate and complete in all material respects, authentic and incorporated herein by reference and constitute or will constitute the representations and warranties of the Company. No representation or warranty of the Company contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF PARENT

      Except as set forth in the Parent Disclosure Letter (in the section or subsections thereof corresponding to the section or subsection of this Agreement and with respect to any other representation and warranty to the extent that it is reasonably apparent from the face of any such disclosure in the Parent Disclosure Letter that such disclosure should qualify such other representation and warranty) delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Letter"), Parent represents and warrants to the Company that:

      Section 6.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, reasonably be expected to have or result in a Parent Material Adverse Effect.

      Section 6.2 Authority Relative to This Agreement. Parent has corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby (other than as contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

      Section 6.3 No Violations, etc.

            (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by
Section 6.4(b) hereof, neither the execution and delivery of this Agreement by Parent nor the consummation of the Merger or other transactions contemplated hereby nor compliance by Parent with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective certificate or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation, to which Parent or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i)(y) and (i)(z) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

            (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required by Parent, Parent Subsidiary or any of Parent's other subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Parent of the Merger or other transactions contemplated hereby, except (i) the filing of the Articles of Merger, (ii) filings with The Nasdaq Stock Market, Inc. and (iii) filings with the SEC and state securities administrators.

                                   ARTICLE VII
                     CONDUCT OF BUSINESS PENDING THE MERGER

      Section 7.1 Conduct of Business of the Company Pending the Merger. Except as expressly contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to keep intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would impair the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

            (a) amend its articles of incorporation or by-laws;

            (b) authorize for issuance, issue, sell, deliver, grant any warrants, options or other rights for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock (except for the exercise of currently outstanding stock options);

            (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement; (d) (i) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in the ordinary course of business consistent with past practices; (iii) make any loans, advances or capital contributions to, or investments in, any other person; or (iv) pledge or otherwise encumber shares of capital stock of the Company;

            (e) (i) increase in any manner the compensation of (x) any of its directors or officers except under the terms of any agreement in existence on the date hereof or (y) any other employee except in the ordinary course of business consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements or to extend employee benefits upon termination in the ordinary course of business consistent with past practice;
(iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or employees, except under the terms of any agreement or policy in existence on the date hereof; or
(iv) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

            (f) enter into any agreement or transaction with any director, officer or holder of more than 5% of Company Shares or any family member or affiliate of any of the foregoing;

            (g) except as set forth in Section 7.1(g) of the Company Disclosure Letter, enter into any other agreements, commitments or contracts in excess of $100,000 in the aggregate, except agreements, commitments or contracts in the ordinary course of business consistent with past practice and agreements, commitments or contracts for third party services in connection with the Merger;

            (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

            (i) authorize any new capital expenditure or expenditures in excess of $15,000 in the aggregate, other than expenditures that were included in the Company's capital expenditure budget for the current fiscal year, which is set forth in Section 7.1(i) of the Company Disclosure Letter;

            (j) make any change in the accounting methods or accounting practices followed by the Company, except changes required by Law or by GAAP;

            (k) settle or compromise any material federal, state, local or foreign Tax liability, make any new material Tax election, revoke or modify any existing Tax election, or request or consent to a change in any method of Tax accounting;

            (1) create or acquire any subsidiary;

            (m) knowingly do any act or omit to do any act that would result in a breach of any representation by the Company set forth in this Agreement;

            (n) offer any trade or consumer promotions other than in the ordinary course of business consistent with past practice, or offer any consumer promotions extending beyond December 31, 2007;

            (o) make any payment in respect of any indebtedness of the Company owed to Brenda Schenk or Edward Reiss; or

            (p) agree to do any of the foregoing.

      Section 7.2 Conduct of Business of Parent Pending the Merger. Except as contemplated by this Agreement or as expressly agreed to in writing by the Company or as previously publicly disclosed, during the period from the date of this Agreement to the Effective Time, each of Parent and its subsidiaries will use all commercially reasonable efforts to keep substantially intact its business, properties and business relationships and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                    COVENANTS, AGREEMENTS AND INDEMNIFICATION

      Section 8.1 Preparation of the Proxy Statement; Shareholder Meeting.

            (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file (no later than the fifth business day following the date hereof) with the SEC a preliminary Proxy Statement, together with the related form of proxy and notice of meeting, with respect to the Company Shareholders' Meeting at which the shareholders of the Company will be asked to vote upon and approve this Agreement and the Merger and shall use its commercially reasonable efforts to have the Proxy Statement and form of proxy cleared by the SEC as soon as practicable following the date the Proxy Statement is filed with the SEC. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval of this Agreement and the Merger (the "Company Board Recommendation"), except to the extent the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 8.5. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable. Parent will promptly provide the Company with any information regarding Parent that may be reasonably requested in order to effectuate the preparation and filing of the Proxy Statement. The Company will respond as promptly as practicable to, and provide Parent and its counsel with a reasonable opportunity to participate in the Company's response to, any comments from the SEC and will notify Parent upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Proxy Statement and shall provide Parent with all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement.

            (b) The Company and Parent shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent and its counsel the opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

            (c) None of the information supplied or to be supplied by or on behalf of the Company or Parent, respectively, for inclusion or incorporation by reference in the Proxy Statement will, at the dates mailed to shareholders and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each party will promptly inform the other party of the occurrence of any event prior to the Effective Time which would render such information so provided incorrect in any material respect or require the amendment of the Proxy Statement. The Proxy Statement (except for information relating solely to Parent and Parent Subsidiary) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

            (d) The Company shall duly call, give notice of, and, within 20 business days following the mailing of the Proxy Statement to the holders of Company Shares, convene and hold a meeting of its shareholders (the "Company Shareholder Meeting") for the purpose of obtaining the Requisite Company Vote and shall, through its Board of Directors, recommend to its shareholders the approval of this Agreement and the Merger, and shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of approval of this Agreement and the Merger; provided, however, that such recommendation is subject to Section 8.5 hereof.

      Section 8.2 SEC Reports; Letters and Consents of the Company's
Accountants.

            (a) Until the Closing Date, the Company will timely file with the SEC all required forms, reports and documents required by applicable Law, rule or regulation to be filed therewith, all of which will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and which will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The Company shall use all commercially reasonable efforts to cause to be delivered to Parent all consents required from the Company's independent accountants necessary to effect the registration of the Parent Common Stock and make any required filing with the SEC in connection with the Merger and the transactions contemplated thereby.

      Section 8.3 Additional Agreements; Cooperation.

            (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of Parent Subsidiary or the Company and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts that are specified in Section 5.5(a) or 5.5(b) of the Company Disclosure Letter, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign Law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, including, but not limited to, submissions of information requested by governmental authorities, (vi) provide all necessary information for the Proxy Statement and (vii) to fulfill all conditions to this Agreement.

            -(b) Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority.

            (c) Within 20 business days of the end of each calendar month, the Company will provide to Parent true and complete copies of an unaudited balance sheet and statement of income for the Company for the previous month (collectively, the "Monthly Financials"). The Monthly Financials will fairly present, in all material respects, the financial position of the Company at, as of and for the periods therein indicated, and will be prepared in accordance with GAAP applied on a consistent basis, except that such financial statements will not include any footnote disclosures that might otherwise be required to be included by GAAP, and are subject to normal non-recurring year-end audit adjustments.

            (d) The Company will provide to Parent the weekly sales reports generated by the Company.

      Section 8.4 Publicity. The Company and Parent agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release prior to such consultation, except as may be required by Law.

      Section 8.5 No Solicitation.

            (a) From the date of this Agreement until the Effective Time, except as specifically permitted in 8.5(d), the Company shall not, and shall direct its Representatives not to, directly or indirectly:

                  (i) solicit, initiate, facilitate or knowingly encourage any inquiries, offers or proposals relating to a Takeover Proposal;

                  (ii) engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company to, any person that has made or has indicated an intention or to make or is considering making a Takeover Proposal;

                  (iii) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent;

                  (iv) approve, endorse or recommend any Takeover Proposal; or

                  (v) enter into any agreement in principle, arrangement,
            understanding or Contract relating to a Takeover Proposal.

            (b) The Company shall, and shall direct its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any person that has made or indicated an intention to make a Takeover Proposal. The Company shall promptly request that each person who has executed a confidentiality agreement with the Company in connection with that person's consideration of a Takeover Proposal return or destroy all non-public information furnished to that person by or on behalf of the Company. The Company shall promptly inform its Representatives of the Company's obligations under this Section 8.5.

            (c) The Company shall notify Parent promptly upon receipt of (i) any Takeover Proposal or indication by any person that it is considering making any Takeover Proposal or (ii) any request for non-public information relating to the Company other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Takeover Proposal. The Company shall provide Parent promptly with the identity of such person and a copy of such Takeover Proposal, indication or request (or, where no such copy is available, a written description of such Takeover Proposal). The Company shall keep Parent reasonably informed on a prompt basis of the status of any such Takeover Proposal, indication or request, and any related communications to or by the Company or its Representatives.

            (d) Subject to the Company's compliance with the provisions of this
Section 8.5 and based on written advice of its outside counsel, and only until the Requisite Company Vote is obtained, the Company and its Board of Directors shall be permitted to:

                  (i) engage in discussions with a person who has made a written
            Takeover Proposal not solicited in violation of this Section 8.5 solely to clarify the terms of such Takeover Proposal, or engage in discussions or negotiations with a person who has made a written Takeover Proposal not solicited in violation of this Section 8.5 if the Board of Directors of the Company determines that such Takeover Proposal is reasonably likely to result in a Superior Proposal;

                  (ii) furnish or disclose any non-public information relating to the Company to a person who has made a written Takeover Proposal not solicited in violation of this Section 8.5 if the Board of Directors of the Company determines that such Takeover Proposal is reasonably likely to result in a Superior Proposal, but only so long as the Company (A) has caused such person to enter into a confidentiality agreement with the Company on terms and conditions substantially the same as those contained in the Mutual Confidentiality Agreement entered into with Parent (the "Confidentiality Agreement") and (B) concurrently discloses the same such non-public information to Parent if not previously disclosed;

                  (iii) withdraw, modify or amend the Company Board
            Recommendation in a manner adverse to Parent, if the Board of Directors of the Company has determined, based on the advice of outside legal counsel, that such action is necessary to comply with its fiduciary obligations to the shareholders of the Company under applicable Laws; or

                  (iv) subject to compliance with Section 10.4(a), enter into an agreement providing for the implementation of a Superior Proposal.

            (e) Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted to (i) disclose to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act and (ii) make such other public disclosure that it determines, based on the advice of outside legal counsel, is required under applicable Law.

            (f) "Superior Proposal" means a Takeover Proposal (i) which the Board of Directors of the Company determines is on terms and conditions materially more favorable from a financial point of view to the shareholders of the Company than those contemplated by this Agreement (based on advice received from financial advisors), (ii) the conditions to the consummation of which are all reasonably capable of being satisfied without undue delay, and (iii) for which financing, to the extent required, is then committed or, in the judgment of the Board of Directors of the Company, is reasonably likely to be available.

            (g) "Takeover Proposal" means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company representing 20% or more of the assets of the Company, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company, (hi) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) - (iv), in each case other than the transactions contemplated by this Agreement.

      Section 8.6 Access to Information.

            (a) From the date of this Agreement until the Effective Time, the Company, after reasonable notice, will give Parent and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) reasonable access during normal business hours to all owned and leased properties, facilities, co-packaging facilities (to the extent the Company has or can arrange such access), personnel and operations and to all of its books and records, will permit Parent to make such inspections, investigations and assessments as it may reasonably require and will cause its officers, employees and agents after reasonable notice, to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request, including, without limitation, any documents or information required by the lenders under Parent's credit facility. Notwithstanding the foregoing, nothing in this Section 8.6 shall require the Company to provide access or information if withholding such disclosure is reasonably determined by the Company's Board of Directors to be required by fiduciary duties.

            (b) All documents and information furnished pursuant to this agreement shall be subject to the terms and conditions set forth in the Confidentiality Agreement. This provision shall survive any termination of this Agreement.

      Section 8.7 Notification of Certain Matters. Prior to the Effective Time, the Company or Parent, as the case may be, shall promptly notify the other of
(i) its obtaining of actual knowledge as to the matters set forth in clauses (x) and (y) below, or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

      Section 8.8 Co-Packer Negotiations. The Company shall use its best efforts to assist Parent in negotiating with its co-packer in order to obtain reasonable pricing for the manufacture of branded diapers post-closing.

      Section 8.9 Fees and Expenses.

            (a) Subject to Section 10.6, whether or not the Merger is consummated, the Company, the Company's shareholders and Parent shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants; provided, that if the Merger is not consummated, printing expenses and fees for filing with governmental agencies will be borne equally by Parent and the Company.

            (b) If the Merger is consummated, Parent shall assume the Company's expenses incurred in connection with the Merger; provided that to the extent that such expenses for third party services and fees to outside directors, in each case incurred after December 31, 2006 (collectively, the "Company Expenses") exceed $100,000 in the aggregate, such excess (the "Excess Company Expenses") shall result in a reduction in the Merger Consideration, as provided in Section 3.1 hereof. The Company shall provide Parent with a reasonably detailed, good-faith estimate of the Company Expenses, including related invoices, at least two business days prior to the Closing Date.

      Section 8.10 [Reserved"!.

      Section 8.11 Shareholder Litigation. Each of the Company and Parent shall give the other the reasonable opportunity to participate in the defense of any shareholder litigation against or in the name of the Company or Parent, as applicable, and/or their respective directors relating to the transactions contemplated by this Agreement.

      Section 8.12 Company Employees.

            (a) From and after the Effective Time, Parent and the Surviving Corporation will honor and assume, in accordance with their terms, all existing written employment agreements between the Company and any officer, director, or employee of the Company disclosed in Section 5.12(a)(xiii) of the Company Disclosure Letter. Parent shall treat employment by the Company prior to the Effective Time the same as employment with Parent for purposes of vesting and eligibility under any employment benefit plan of Parent and its subsidiaries, including the Surviving Corporation.

            (b) From and after the Effective Time, Parent may pay severance and/or retention to terminated Company employees.

      Section 8.13 Claims Against the Promissory Notes. From and after the Closing, Parent and the Surviving Corporation shall be entitled to assert, in accordance with the Promissory Notes (as defined below), claims against the Promissory Notes in respect of any liabilities, costs or expenses (including reasonable out-of-pocket expenses for attorneys' fees), judgments, fines, losses, claims, damages and amounts paid in settlement by Parent or the Surviving Corporation arising from any breach of any representation, warranty, covenant or other agreement of the Company or the Rapid Shine Buyer under this Agreement. Procedures for claims against the Promissory Notes are set forth in the Promissory Notes.

                                   ARTICLE IX
                              CONDITIONS TO CLOSING

      Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Company Shareholder Approval. The Requisite Company Vote shall have been obtained. (b) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

      Section 9.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date). The Company shall have delivered to Parent an officer's certificate, in form and substance satisfactory to Parent and its counsel, to the effect of the matters stated in this Section 9.2(a) and in Sections 9.2(b) and 9.2(c).

            (b) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

            (c) No Company Material Adverse Effect. Since December 31, 2006, there shall not have been, and there shall not reasonably be expected to be, any Company Material Adverse Effect.

            (d) Company Shareholder Approval. At least 80% of the outstanding Company Shares shall have been voted at the Company Shareholder Meeting in favor of this Agreement and the principal terms of the Merger.

            (e) Dissenters' Rights. Immediately prior to the Requisite Shareholder Vote, the holders of not more than 5% of the outstanding Company Shares shall have given notice of their intent to demand payment by asserting dissenters' rights in accordance with the applicable provisions of the CBCA.

            (f) Consents and Approvals. The consents and approvals set forth in Sections 5.5(a) and (b) of the Company Disclosure Letter shall have been obtained.

            (g) Payoff Letters. The Company shall have delivered to Parent customary payoff letters, in form and substance reasonably satisfactory to Parent and its counsel, with respect to all Company Indebtedness existing as of (or, as Parent may reasonably request, existing prior to) the Effective Time.

            (h) Officer and Director Indemnification Waivers. Parent shall have received from each officer or director of the Company a written waiver of indemnification substantially in the form attached as Exhibit B hereto.

            (i) Sale of the Rapid Shine Business. Concurrently with the Closing, Edward Reiss (the "Rapid Shine Buyer") and the Company shall have entered into, and consummated, an asset purchase agreement with respect to the Rapid Shine business of the Company, substantially in the form attached as Exhibit C hereto (the "Rapid Shine APA"), without any waiver or amendment of any provision thereof unless such waiver or amendment was previously approved in writing by Parent. As consideration for the assets purchased pursuant to the Rapid Shine APA, the Company and the Rapid Shine Buyer shall have executed and delivered an Amended and Restated Promissory Note, in the form attached as Exhibit D hereto (together with the amended and restated promissory note described in Section 9.2(j), the "Promissory Notes").

            (j) Amended and Restated Promissory Note. The Company and Brenda Schenk shall have entered into an amended and restated promissory note, in the form attached as Exhibit D.

            (k) Certain Documentation. The Company shall have delivered to
Parent:

                  (i) a letter from counsel for Q&R Associates, Inc., in form and substance reasonably satisfactory to Parent and its counsel, stating that the Company has paid all amounts owed pursuant to the Stipulation and Order for Dismissal filed in connection with the lawsuit entitled Q&R Associates, Inc. vs. RMED International, Inc., Case No. 00-CV-000654 in the Eau Claire County Circuit Court, State of Wisconsin and entered on July 8, 2002; and

                  (ii) evidence, in form and substance reasonably satisfactory to Parent and its counsel, of the removal of the security interest recorded on December 14, 1998 by Bank One, Wisconsin with the United States Patent & Trademark Office against the following marks: Tendercare & Design, US Registration No. 2,220,551 and Tushies, US Registration No. 1,750,151.

      Section 9.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Parent set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date). Parent shall have delivered to the Company an officer's certificate, in form and substance satisfactory to the Company and its counsel, to the effect of the matters stated in this Section 9.3(a) and in Section 9.3(b).

            (b) Performance of Obligations of Parent and Parent Subsidiary. Parent and Parent Subsidiary shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

            (c) Consents and Approvals. The consents and approvals set forth in Sections 5.5(a) and (b) of the Company Disclosure Letter shall have been obtained.

                                    ARTICLE X
                                   TERMINATION

      Section 10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent and the Company.

      Section 10.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

            (a) if the Merger has not been consummated by December 14, 2007 (or, if the SEC reviews the Proxy Statement, January 31, 2008), except that the right to terminate this Agreement under this clause (a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

            (b) if this Agreement has been submitted to the shareholders of the Company for approval at a duly convened Company Shareholder Meeting (or adjournment or postponement thereof) and the Requisite Company Vote is not obtained upon a vote taken thereon;

            (c) if any Law prohibits consummation of the Merger; or

            (d) if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

      Section 10.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

            (a) if the Board of Directors of the Company withdraws, modifies or amends the Company Board Recommendation in any manner adverse to Parent;

            (b) if (i) the Board of Directors of the Company approves, endorses or recommends a Takeover Proposal, (ii) the Company enters into a Contract relating to a Takeover Proposal, (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced prior to obtaining the Requisite Company Vote and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement, (iv) any person solicits proxies of shareholders of the Company prior to obtaining the Requisite Company Vote and the Board of Directors of the

Company fails to recommend against acceptance of such solicitation by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such solicitation by its shareholders, which shall constitute a failure to recommend against acceptance of such solicitation) within ten business days after commencement, or (v) the Company or its Board of Directors publicly announces its intention to do any of the foregoing; or

            (c) if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 9.2(a), 9.2(b) or 9.2(c) and (ii) has not been cured by the Company within five business days after the Company's receipt of written notice of such breach from Parent.

      Section 10.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

            (a) if the Board of Directors of the Company approves, and authorizes the Company to enter into, an agreement providing for the implementation of a Superior Proposal, but only so long as:

                  (i) the Company Shareholder Meeting shall have been held, shareholders of the Company shall have voted on approval of this Agreement and the Requisite Company Vote was not obtained;

                  (ii) the Company is not then and has not been in breach of any of its obligations under Section 8.5 in any material respect;

                  (iii) the Board of Directors of the Company has determined, after consulting with an independent financial advisor, that such definitive agreement constitutes a Superior Proposal;

                  (iv) the Company has notified Parent in writing that it intends to enter into such definitive agreement, attaching the most current version of such definitive agreement (including any amendments, supplements or modifications) to such notice; and

                  (v) during the eight business day period following Parent's receipt of such notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiated with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate with), Parent in making such commercially reasonable adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and the other transactions contemplated by this Agreement, and (B) the Board of Directors of the Company shall have determined, after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; or

            (b) if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 9.3(a), 9.3(b) or 9.3(c) and (ii) has not been cured by Parent within five business days after Parent's receipt of written notice of such breach from the Company.

      Section 10.5 Effect of Termination. If this Agreement is terminated pursuant to this Article X, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, member, director, officer, employee, agent or representative of such party), except that if such termination results from the willful (a) failure of any party to perform its obligations or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be fully liable for any liabilities incurred or suffered by the other parties as a result of such failure or breach. The provisions of Section 8.9, this Section 10.5 and Section 10.6 shall survive any termination of this Agreement.

      Section 10.6 Payments Following Termination.

            (a) The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to $100,000 (the 'Termination Fee"):

                  (i) if this Agreement is terminated by the Company pursuant to
      Section 10.4(a), in which case payment shall be made before or concurrently with such termination and prior to entry into a Contract relating to a Takeover Proposal;

                  (ii) if this Agreement is terminated by Parent pursuant to
      Section 10.3, in which case payment shall be made within two business days of such termination; or

                  (iii) if (A) a Takeover Proposal shall have been made or proposed to the Company or otherwise publicly announced, (B) this Agreement is terminated by either Parent or the Company pursuant to
      Section 10.2 or by Parent pursuant to Section 10.3(c) and (C) within 18 months following the date of such termination, the Company shall consummate any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which case payment shall be made within two business days of the date on which the Company consummates such Takeover Proposal.

            (b) Parent shall pay, or cause to be paid, to the Company by wire transfer of immediately available funds, the Termination Fee if this Agreement is terminated by the Company pursuant to Section 10.4(b), in which case payment shall be made within two business days of such termination.

                                   ARTICLE XI
                                 MISCELLANEOUS

      Section 11.1 Nonsurvival of Representations and Warranties. The representations and warranties contained in Article V of this Agreement shall survive the Effective Time and shall terminate upon payment in full of the Promissory Notes. The representations and warranties contained in Article VI of this Agreement shall not survive the Effective Time. Any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time shall survive the Effective Time.

      Section 11.2 Waiver. At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

      Section 11.3 Notices.

            (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party's address.

If to Parent or Parent Subsidiary:

                  The Hain Celestial Group, Inc.
                  58 South Service Road
                  Melville, New York 11747
                  Facsimile No.: (631) 730-2561
                  Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

                  DLA Piper US LLP
                  1251 Avenue of the Americas
                  New York, New York 10020-1104
                  Facsimile No.: (212) 335-4501
                  Attention: Jonathan Klein, Esq.

If to the Company:

                  TenderCare International, Inc.
                  3925 N. Hastings Way
                  Eau Claire, Wisconsin 54703
                  Facsimile No.: (715) 833-1409
                  Attention: Stu Brown

with a copy (which shall not constitute notice) to:

                  Strauss & Malk LLP 135
                  Revere Drive

                  Northbrook, Illinois 60062
                  Facsimile No.: (847)562-1422
                  Attention: Steven B. Randall, Esq.

            (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

      Section 11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures by facsimile or in "pdf format shall bind the parties hereto.

      Section 11.5 Interpretation.

            (a) The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

            (b) As used in this Agreement:

                  (i) "business day" means any day that is not a Saturday, Sunday or a day in which the commercial banks are required or permitted by law to be closed in the City of New York in the State of New York.

                  (ii) "Company Material Adverse Effect" means any state of facts, circumstance, change, development, effect, condition or occurrence that, when taken together with all other states of fact, circumstances, changes, developments, effects, conditions and occurrences (i) has a material and adverse effect on the financial condition, business, assets, liabilities, results of operations or prospects of the Company, or (ii) prevents or materially impedes or delays the performance by the Company of its obligations under this Agreement or the consummation of the Merger or the other transactions expressly contemplated by this Agreement.

                  (iii) "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air, indoor air and any indoor location and all natural resources such as flora, fauna and wetlands;

                  (iv) "Environmental Claim" means any notice, claim, demand, complaint, suit or other communication by any person alleging potential liability (including, without limitation, potential liability for investigation, remediation, removal, response or corrective action or damages to any person, property or natural resources, and any fines or penalties) arising out of or relating to (1) the Release or threatened Release of Hazardous Materials or (2) any violation, or alleged violation, of, or failure or alleged failure to comply with, Environmental Laws;

            (v) "Environmental Laws" means all federal, state, and local laws, statutes, codes, rules, ordinances, regulations, judgments, orders, decrees and the common law as now or previously in effect relating to pollution or protection of human health or the Environment, or occupational health or safety including, without limitation, those relating to the generation, storage, treatment, transport, handling or disposal or Release or threatened Release of Hazardous Materials;

            (vi) "Environmental Permit" means a permit, identification number, license, approval, consent or other written authorization issued pursuant to Environmental Laws;

            (vii) "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual.

            (viii) "Hazardous Materials" means pollutants, contaminants, substances, constituents, compounds, chemicals, materials or wastes subject to regulation or which can give rise to liability under Environmental Laws including, without limitation, petroleum and petroleum products and wastes, and all constituents thereof;

            (ix) "Indebtedness" means (i) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (ii) obligations under conditional sale or other title retention Contracts relating to purchased property, (iii) any leases which under GAAP are required to be treated as capital leases, (iv) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any of the foregoing of any other person;

            (x) "Intellectual Property" means all trademarks (whether or not registered) and trademark registrations and applications, service marks, service mark registrations and applications, trade dress and trade and product names and all goodwill in all of the foregoing, patents and patent applications, registered copyrights, copyright applications, and all rights of copyright in tangible original works, product formulations, trade secrets, know how, inventions, and other proprietary information throughout the world for the full term thereof, including all renewals.

            (xi) "Laws" means any binding domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any governmental entity;

            (xii) "Liens" means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances;

            (xiii) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a person.

            (xiv) "Order" means any orders, judgments, injunctions, awards, decrees or writes handed down, adopted or imposed by any governmental authority;

            (xv) "Parent Material Adverse Effect" means any state of facts, circumstance, change, development, effect, condition or occurrence that, when taken together with all other states of fact, circumstances, changes, developments, effects, conditions and occurrences (i) has a material and adverse effect on the financial condition, business, assets, liabilities or results of operations of the Parent, or (ii) prevents or materially impedes or delays the performance by the Parent of its obligations under this Agreement or the consummation of the Merger or the other transactions expressly contemplated by this Agreement. Parent is not in violation of any of the provisions of its certificate of incorporation or by-laws. Parent has delivered to the Company accurate and complete copies of its certificate of incorporation and by-laws, as currently in effect.

            (xvi) "Permitted Liens" means (i) Liens for current taxes and assessments not yet due and payable, (ii) inchoate mechanics' and materialmen's Liens for construction in progress and (iii) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business consistent with past practice;

            (xvii) "person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof;

            (xviii) "Proxy Statement" means the proxy or information statement (including, without limitation, a Schedule 13E-3 filing, if required to be filed under the Exchange Act) and all amendments or supplements thereto, if any, similarly filed and mailed with respect to the Company Shareholders' Meeting.

            (xix) "Related Person" means, with respect to a particular individual: (1) each other member of such individual's Family, (2) any person that is directly or indirectly controlled by such individual or one or more members of such individual's Family, (3) any person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest and (4) any person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified person other than an individual, "Related Person" means: (i) any person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified person, (ii) any person that holds a Material Interest in such specified person, (iii) each person that serves as a director, officer, partner, executor, or trustee of such specified person (or in a similar capacity), (iv) any person in which such specified person holds a Material Interest, (v) any person with respect to which such specified person serves as a general partner or a trustee (or in a similar capacity) and (vi) any Related Person of any individual described in clause (ii) or (iii) of this sentence.

            (xx) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing in, into or through the Environment;

            (xxi) "Representatives" means, when used with respect to Parent or the Company, their respective directors, officers, employees, consultants, accountants, legal counsel, investment bankers, financing sources, agents and other representatives, as applicable, and their respective Subsidiaries;

            (xxii) "subsidiary" of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more subsidiaries thereof or (ii) any other person (other than a corporation) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof; and

            (xxiii) "voting stock" of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

      (c) In addition, the following terms are defined in the following
Sections:

Term
----
Articles of Merger
Benefit Plans
Cash Consideration
CERCLA
Certificates
CBCA
Closing
Closing Date
Code
Company
Company Board Recommendation
Company Current Proxies
Company Current SEC Reports
Company Disclosure Letter
Company ERISA Affiliate
Company Expenses
Company Fairness Opinion
Company March 2007 10-Q
Company SEC Reports
Company Shareholder Meeting
Company Shares
Company 10-K
Contracts
Dissenting Shareholder
Dissenting Shares
Effective Date
Effective Time

Section
-------
1.4
5.21(a)
3.1(b)
5.22(i)
3.2(b)
Preamble
1.3
1.3
3.2(e)
Preamble
8.1(a)
5.9(a)
5.9(a)
first paragraph of Article V
5.21(b)
8.9(b)
5.6
5.9(a)
5.9(a)
8.1(d)
Preamble
5.9(a)
5.13(a)
3.1(e)
3.1(e)
1.5
1.5

Term
----
ERISA
Excess Company Expenses
Exchange Act
Exchange Agent
Exchange Fund
Exchanging Company Shares
FDA
FTC
GAAP
Intellectual Property
Interim Balance Sheet
Interim Financials
Lease Documents
Material Contracts
Maximum Annual Premium
Merger
Merger Consideration
Named Shareholders
Parent
Parent Disclosure Letter
Parent Subsidiary
Promissory Notes
Property
Properties
Proxy Statement
Rapid Shine APA
Rapid Shine Buyer
Requisite Company Vote
Restraints
SEC
Securities Act
Superior Proposal
Surviving Corporation
Takeover Proposal
Tax or Taxes
Tax Authority or Taxing Authority
Tax Representation Letter
Tax Return
Termination Fee
Trading Day
Treas. Reg.

Section
-------
5.21(a)
8.9(b)
5.9(a)
3.2(a)
3.2(a)
3.1(b)
5.17
5.17
5.9(b) 5.19 5.9(c) 5.9(c) 5.14(b)
5.13(a)(xiv)
8.8(b)
Preamble
3.1(b)
Preamble
Preamble
first paragraph of Article VI
Preamble
9.2(i)
5.14(b)
5.14(b)
8.1(a)
9.2(i)
9.2(0
5.4
9.1(b)
5.5(b)
5.9(a)
8.5(f)
1.2
8.5(g)
5.20
5.20
8.14
5.20
10.6
3.1(b)
5.20

      Section 11.6 Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by Law requires further approval by such shareholders without the further approval of such shareholders; and provided, further, that this Agreement shall not be amended after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.


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

      Section 11.7 No Third Party Beneficiaries. Except for the rights set forth under Section 8.8, nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

      Section 11.8 Governing Law; Consent to Jurisdiction.

            (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (excluding the laws applicable to conflicts or choice of law, other than General Obligations Law ss.ss.5-1401 and 5-1402).

            (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of New York State or any Federal court of the United States of America, in either case sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby irrevocably and unconditionally waives, the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court described in the first sentence of this Section 11.8(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (c) Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices under this Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

      Section 11.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 11.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subj ect matter hereof.

      Section 11.11 No Recourse Against Others. No director, officer or employee, as such, of Parent, Parent Subsidiary or the Company or any of their respective subsidiaries shall have any liability for any obligations of Parent, Parent Subsidiary or the Company, respectively, under this Agreement for any claim based on, in respect of or by reasons of such obligations or their creation.

      Section 11.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers all as of the day and year first above written.

THE HAIN CELESTIAL GROUP, INC.

 By: ___________________________________________________________
     Name:  Ira J. Lamel
     Title: Executive Vice President and Chief Financial Officer

 HAIN ACQUISITION CORPORATION




By: ___________________________________________________________
    Name:  Ira J. Lamel
    Title: Executive Vice President and Chief Financial Officer

TENDERCARE INTERNATIONAL, INC.

By: ___________________________________________________________
    Name:
    Title:


                                       S-2